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                                                                    Exhibit 23.5


PERSONAL AND CONFIDENTIAL

September 29, 2000


Board of Directors
HSB Group, Inc.
One State Street
Hartford, CT 06102-5024


Re: Registration Statement (file number 333 - 45828) of American International Group, Inc., relating to shares of common stock, par value $2.50 per share, being registered in connection with the merger with HSB Group Inc.


Ladies and Gentlemen:

Attached is our opinion letter dated August 17, 2000 with respect to the fairness from a financial point of view to the holders (other than American International Group, Inc. ("AIG") or any of its subsidiaries) of the outstanding shares of Common Stock, no par value (the "Shares"), of HSB Group, Inc. (the "Company") of the consideration to be received in exchange for each Share, pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of August 17, 2000, among AIG, Engine Acquisition Corporation, a wholly-owned subsidiary of AIG, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.
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HSB Group Inc.
September 29, 2000
Page Two


In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Questions and Answers about the Merger and the Special Meeting - What is the determination and recommendation of the HSB Board with respect to the merger?" "Summary - Opinion of HSB's Financial Advisor," "The Merger - Background of the Merger," " -- Reasons for The Merger: Recommendation of the HSB Board of Directors," and " -- Opinion of HSB's Financial Advisor." and to the inclusion of the foregoing opinion in the Proxy Statement included in the above-mentioned Registration Statement, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



/s/ Goldman, Sachs & Co.
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(GOLDMAN, SACHS & CO.)